Exhibit 99.2


      THE BEARD COMPANY                                           News Release
 Enterprise Plaza, Suite 320
    5600 North May Avenue                              Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
 (405) 842-2333 OTCBB: BRCO

                                THE BEARD COMPANY
                 COMMENCES $1,500,000 CONVERTIBLE NOTE OFFERING

FOR IMMEDIATE RELEASE:  Tuesday, December 21, 2004

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that it has arranged for an investment banking firm to sell $1,500,000 of 12% 5-year subordinated notes to accredited investors in a private placement on a best efforts basis. The notes are convertible into shares of the Company's common stock at a conversion price of $1.00 per share. Some of the notes will also be sold by the Company.

     Neither the 12% convertible notes nor the underlying common stock into which they are convertible have been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                             Email:  hmee@beardco.com